CERTIFICATION OF NON-FOREIGN STATUS

     Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership ("Seller"), the undersigned hereby swears, affirms and certifies the following on behalf of Seller:

     1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

     2.   Seller's U.S. employer identification number is
          ______________________.

     3.   Seller's office address is:

          c/o JMB Realty Corporation
          900 North Michigan Avenue
          Chicago, Illinois 60611

     4. Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Seller.

     Executed as of the ___ day of June, 1995, at Chicago, Illinois.

                    CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership,

                    By   JMB REALTY CORPORATION,
                         a Delaware corporation,
                         General Partner

                         By: __________________________________
                         Name: ________________________________
                         Title: _______________________________